Exhibit 5.1

Matthew B. Hemington

+1 650 843 5062

hemingtonmb@cooley.com

October 19, 2018

SI-BONE, Inc.

471 El Camino Real, Suite 101

Santa Clara, CA 95050

Ladies and Gentlemen:

We have acted as counsel to SI-BONE, Inc., a Delaware corporation (the “Company”), in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to (a) 2,639,801 shares of common stock, par value $0.0001 per share, (the “2008 EIP Shares”) issuable pursuant to the Company’s 2008 Stock Plan, as amended, (the “2008 EIP”) (b) 2,576,538 shares of common stock, par value $0.0001 per share (the “2018 EIP Shares”) issuable pursuant to the Company’s 2018 Equity Incentive Plan (the “2018 EIP”) (c) 515,307 shares of common stock, par value $0.0001 per share (the “2018 ESPP Shares”) issuable pursuant to the Company’s 2018 Employee Stock Purchase Plan (the “2018 ESPP”, together with the Company’s 2008 EIP and 2018 EIP, the “Plans”) and (d) 37,036 shares of common stock par value $0.0001 per share reserved for future issuance pursuant to currently outstanding restricted stock units granted outside of the Registrant’s stockholder-approved plans (the “Non-Plan RSUs”, together with the 2008 EIP Shares, the 2018 EIP Shares and the 2018 ESPP Shares the “Shares”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as currently in effect, the Plans, and (c) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130

t: (650) 843-5000 f: (650) 849-7400 cooley.com

SI-BONE, Inc.

October 19, 2018

Page Two

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Matthew B. Hemington
Matthew B. Hemington

Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130

t: (650) 843-5000 f: (650) 849-7400 cooley.com